Exhibit 23.4

CONSENT OF NORTHLAND SECURITIES, INC.

We hereby consent to the inclusion of our opinion letter, dated July 23, 2024, to the Board of Directors of FTAC Emerald Acquisition Corp. as Annex F to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed acquisition of Fold, Inc. by FTAC Emerald Acquisition Corp. and to the references to such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.

/s/ Jeff Peterson
NORTHLAND SECURITIES, INC.

Dated: October 4, 2024